THIRD AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

Persimmon Capital Management, LP

THIS THIRD AMENDMENT TO THE OPERATING EXPENSE LIMITATIONAGREEMENT (the "Third Amendment") is made and entered into as of January 1, 2021, between Northern Lights Fund Trust III, a Delaware statutory trust (the "Trust"), and Persimmon Capital Management, LP, a Delaware limited partnership (the "Adviser") located at 1777 Sentry Parkway West, VEVA 14, Suite 102, Blue Bell, PA 19422.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between Northern Lights Fund Trust III and the Adviser dated as of November 29, 2012 (the "Agreement"), as amended November 29, 2016 and November 28, 2018;

WHEREAS, the Adviser has subsequently agreed to lower the annual operating expense limitation fee as a percentage of net assets of the Persimmon Long/Short Fund;

NOW, THEREFORE, the parties hereto agree as follows: Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A% OF AVERAGE NET ASSETS OF THE FUND
Persimmon Long/Short Fund	1.99%

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski

Name: Richard Malinowski
Title: President

Persimmon Capital Management, LP